(a)(9)

Hitox Corporation
1999 Proposed Budget

General
-------

         The  1999  budget   information  is  presented  in  standard  financial
statement format, including projected quarterly income statements, balance sheets, and statements of cash flows.

         A discussion of the budget follows and is organized into three sections: 1) assumptions, 2) results of operations, and 3) liquidity and capital resources.

Assumptions
-----------

* Sales assumptions are based on a sales forecast compiled with the regional sales managers

* The entire 8,000 metric ton fifth year commitment under the supply agreement with MTC is scheduled to be shipped in 1999 as per the agreement. Based on an estimate provided by MTC, the price of synthetic rutile for purchases in 1999 remains at $542, the same price as synthetic rutile purchased in 1998

* Natural gas is the primary energy source for producing HITOX, BARTEX and HALTEX. Natural gas is purchased monthly at market price, with no contract currently in place. For 1998 through October, the gas price has averaged $2.32. For the 1999 forecast, the gas price is estimated at $2.50

*        Barite ore is assumed to cost $127 per metric ton for purchases in 1999

*        No royalty payment from Fluid Minerals Espanola or MTC are included

*        No Malaysian joint venture is included

*        Compensation and expenses for a CEO are included

*        The Furman Plaza is assumed sold in 1998

*        No term loans exist in 1999

Results of Operations
---------------------

Sales

         Sales quantities of HITOX pigment are projected to increase from 13,462,000 pounds for 1998, to 15,371,000 pounds forecast for 1999, an increase of 14%. BARTEX sales quantities are forecast to increase 2,448,000 pounds from 1998 to 1999 with the introduction of new HALTEX grades. Net sales are forecast to total $13,359,000 for 1999 compared with $11,511,000 estimated for 1998, an increase of $1,848,000 or 16%.

Gross Profit

         Gross profit is forecast to be $4,187,000, or 31.3% of sales in 1999, compared with $3,429,000 or 29.8% of sales for 1998. The primary positive effect on gross margin for 1999 is higher forecast sales. The price of synthetic rutile purchased in 1998 was $542, which is the same price used in the 1999 forecast. MTC will provide 100 metric tons of synthetic rutile as an (in kind) adjustment at the end of 1998 which will lower the average cost of SR in 1999 and also help improve margins. The actual price of SR purchased in 1999, the final year of the supply agreement, will not be determined until the end of 1998. Sharp variations in spot natural gas prices could also affect margins.

Expenses

         General and administrative expenses are forecast at $1,031,000 in 1999, compared with $1,021,000 in 1998, a nominal increase of $10,000. Technical expenses are forecast to increase $126,000 to $443,000 in 1999 compared with $317,000 forecast for 1998. The increase is primarily the result of a full year of salary and benefits for the lab manager who joined Hitox in 1998 and the salary and benefits of an additional lab technician yet to be hired.

         Selling  expenses are forecast to increase  $241,000  from an estimated
$1,005,000 in 1998, to $1,246,000 in 1999. The increase results from the addition of a National Sales Manager in 1999, as well as projected increases in business development and travel expenses. Advertising and promotion expenses are also forecast to increase in 1999.

Interest

         Net interest is forecast to increase from $39,000 in 1998, to $81,000 in 1999, an increase of $42,000, because the Company's remaining term loan is forecast to be prepaid in 1998. The Company's cash balance will earn at least the interest paid on overnight cash deposits. No borrowing is forecast under the line of credit in 1999.

Provision for income tax

         The Company has a net operating loss carryover from the sale of its foreign subsidiaries which shelters taxable income from regular income tax. The Company will, however, be subject to alternative minimum tax, which is estimated at $14,000 in 1999.

Net income

         Net income for 1999 is forecast at $1,403,000 compared with forecast net income of $909,000 in 1998, an increase of $494,000, or 54% compared with 1998.

Earnings per share

         Diluted earnings per share are estimated at $0.30 for 1999 compared with $0.19 for 1998. The number of diluted shares outstanding used for 1999 is 4,682,000, which is determined based on the $1.738 average stock price of the 3rd quarter of 1998.

Liquidity and Capital Resources
-------------------------------

         For 1999, the Company will finance its operations principally through cash flows provided by operating activities. There is a continuing need for working capital for raw material purchases under the synthetic rutile supply agreement with Malaysian Titanium.

         The Company renewed its loan agreement with NationsBank on July 17, 1998. The loan agreement includes a $2,000,000 line of credit, which matures on April 30, 2000, with an interest rate of the Bank's prime rate. The existing term loan is assumed to be paid off in 1998 upon sale of the Furman Plaza. The line of credit is secured by accounts receivable and inventory. The term loan is unsecured.

         The Capital Expenditure Budget for 1999 is $871,100. A detail of the capital expenditures, included as a separate page of this report, shows that $529,100 of the expenditures is in manufacturing, with the most expensive item being the previously approved ATH project. Capital expenditures for plant administration total $167,200, consisting mostly of roadway and other plant improvements. Capital expenditures for the technical department, consisting mostly of test equipment, total $91,900. Administrative capital expenditures total $65,900 consisting mostly of computer hardware and software. Sales capital expenditures total $17,000 for computer hardware.

         The forecast indicates that cash will increase by $572,000 in 1999, with cash from operating activities providing $1,443,000 while $871,000 will be used for capital expenditures.

         At year-end 1999, the synthetic rutile inventory level is forecast to be approximately $3,600,000 in excess of the Company's target level for synthetic rutile.

Income Statements ($000's)

                                     Projected        Projected        Projected         Projected        Projected        Projected
                                    ________________________________________________________________________________________________
                                    1st Quarter      2nd Quarter      3rd Quarter       4th Quarter      Total 1999       Total 1998
                                       1999             1999              1999             1999
                                    ================================================================================================

Net sales                             $2,869           $3,795            $3,736           $2,959           $13,359          $11,511
Cost of goods sold                     2,067            2,558             2,483            2,064             9,172            8,082
                                    ================================================================================================
Gross profit                             802            1,237             1,253              895             4,187            3,429

General & Administrative                 261              280               251              239             1,031            1,021
Selling Expenses                         306              331               319              290             1,246            1,005
Technical Expenses                       116              120               112               95               443              317
Adjustment-assets held for sale            0                0                 0                0                 0              120
Depreciation & amort                      29               32                33               37               131               92
                                    ================================================================================================
Operating income                          90              474               538              234             1,336             874

Other income (expense) net                 0                0                 0                0                 0               6
Interest expense (net)                   (22)             (12)              (17)             (30)              (81)            (39)
                                    ================================================================================================
EBT & Extraordinary item                 112              486               555              264             1,417             919

Federal income taxes                       1                5                 5                3                14              10
                                    ================================================================================================
Earnings Before Extraord. Item           111              481               550              261             1,403            909
Extraordinary item:
Early extinguishment of debt               0                0                 0                0                 0              0

Net income                              $111             $481              $550             $261            $1,403           $909

                                    ================================================================================================
Earnings per share:
Fully diluted shares (000's):          4,682            4,682             4,682            4,682             4,682          4,682
Fully dil. income per share            $0.02            $0.10             $0.12            $0.06             $0.30          $0.19

Sales tonnage (000's pounds):
HITOX                                  3,448            4,716             4,051            3,156            15,371         13,462
BARTEX                                 2,995            3,757             3,572            2,678            13,002         13,543
HALTEX                                   104              144             1,385            1,367             3,000            552

Sales dollars ($000's)
HITOX                                 $2,211           $3,008            $2,592           $2,037            $9,848         $8,567
BARTEX                                  $488             $625              $591             $428            $2,132         $2,243
HALTEX                                   $23              $31              $394             $390              $838           $118
OTHER                                   $147             $131              $159             $104              $541           $583

                                    ================================================================================================
TOTAL                                 $2,869           $3,795            $3,736           $2,959           $13,359        $11,511

Other information:

Gross profit percentage                 28.0%            32.6%             33.5%            30.2%             31.3%          29.8%
G & A/Sales                              9.1%             7.4%              6.7%             8.1%              7.7%           8.9%
Selling & Marketing/Sales               10.7%             8.7%              8.5%             9.8%              9.3%           8.7%
Technical/Sales                          4.0%             3.2%              3.0%             3.2%              3.3%           2.8%
EBDAIT/Sales                             7.3%            16.1%             18.2%            12.7%             14.1%          12.0%
EBIT/Sales                               3.1%            12.5%             14.4%             7.9%             10.0%           7.6%
Net Income/Sales                         3.9%            12.7%             14.7%             8.8%             10.5%           7.9%
                                    ================================================================================================


(Income Statements cont'd)


                                                        Variance
                                                  ___________________
                                                      1999 vs. 1998
                                                  ___________________
                                                  Amount            %
                                                  ___________________
Net sales                                         $1,848          16%
Cost of goods sold                                $1,090          13%

Gross profit                                        $758          22%

General & Administrative                             $10           1%
Selling Expenses                                    $241          24%
Technical Expenses                                  $126          40%
Adjustment-assets held for sale                    ($120)       (100%)
Depreciation & amort                                 $39          42%

Operating income                                    $462          53%

Other income (expense) net                           ($6)       (100%)
Interest expense (net)                              ($42)        108%

EBT & Extraordinary item                            $498          54%

Federal income taxes                                  $4          40%

Earnings Before Extraord. Item                      $494          54%
Extraordinary item:
Early extinguishment of debt                          $0          ---

Net income                                          $494          54%


Earnings per share:
Fully diluted shares (000's):                          0           0%
Fully dil. income per share                        $0.11          54%

Sales tonnage (000's pounds):
HITOX                                              1,909          14%
BARTEX                                              (541)         (4%)
HALTEX                                             2,448         443%

Sales dollars ($000's)
HITOX                                             $1,281          15%
BARTEX                                             ($111)         (5%)
HALTEX                                              $720         610%
OTHER                                               ($42)         (7%)


TOTAL                                             $1,848          16%

Other information:

Gross profit percentage                                2%          5%
G & A/Sales                                           (1%)       (13%)
Selling & Marketing/Sales                              1%          7%
Technical/Sales                                        1%         20%
EBDAIT/Sales                                           2%         17%
EBIT/Sales                                             2%         32%
Net Income/Sales                                       3%         33%



Balance sheets ($000's)



                                ====================================================================================================
                                  Projected         Projected         Projected          Projected               Projected
                                ====================================================================================================
                                Dec 31, 1998      Mar 31, 1999      June 30, 1999      Sept 30, 1999            Dec 31, 1999
                                ====================================================================================================
Cash                              $1,537             $595              $1,379             $2,000                   $2,109

Trade accounts receivable          1,571            1,639               1,960              1,889                    1,108
Other accounts receivable              0                0                   0                  0                        0
                                ====================================================================================================
Total accounts receivable          1,571            1,639               1,960              1,889                    1,108
Inventory
 Finished goods                      582              582                 582                582                      582
 Raw Material in transit - SR      1,337              696                   0                929                      929
 Raw material                      4,155            4,642               4,823              4,099                    5,063
                                ====================================================================================================
Total inventory                    6,074            5,920               5,405              5,610                    6,574

Other current assets                  10              125                 117                105                      100

                                ====================================================================================================
     Current assets                9,192            8,279               8,861              9,604                    9,890

Property, plant & equip            8,290            8,806               8,976              9,118                    9,161
 less: accum.  depr                5,715            5,835               5,972              6,113                    6,256
                                ====================================================================================================
Net plant and equipment            2,575            2,971               3,004              3,005                    2,905

Other assets                          25               25                  25                 25                       25

                                ====================================================================================================
Total assets                      11,792           11,275              11,890             12,634                   12,820

                                ====================================================================================================
Accounts payable                     172              247                 291                273                      185
Raw material payable - other           0                0                   0                  0                        0
Raw material payable - SR          1,337              696                 696                929                      929
Notes payable, bank                    0                0                   0                  0                        0
Accrued expenses                     300              238                 328                307                      320
Accrued debenture interest             0                0                   0                  0                        0
Current maturities of LTD              0                0                   0                  0                        0
                                ====================================================================================================
 Current liabilities               1,809            1,181               1,315              1,509                    1,434
Long-term debt
 Furman note                           0                0                   0                  0                        0
 Term note                             0                0                   0                  0                        0
Total long-term debt                   0                0                   0                  0                        0
Other liabilities                      0                0                   0                  0                        0
                                ====================================================================================================
Total liabilities                  1,809            1,181               1,315              1,509                    1,434

Common stock                       1,186            1,186               1,186              1,186                    1,186
Paid-in capital                   14,341           14,341              14,341             14,341                   14,341
Retained earnings                 (5,501)          (5,390)             (4,909)            (4,359)                  (4,098)
Treasury stock at cost               (43)             (43)                (43)               (43)                     (43)

                                ====================================================================================================
Net worth                          9,983           10,094              10,575             11,125                   11,386
                                ====================================================================================================
Total liabilities
 and stockholder's equity        $11,792          $11,275             $11,890            $12,634                  $12,820
                                ====================================================================================================


Statement of Cash Flows ($000's)



                                           Projected           Projected           Projected           Projected          Projected
                                        ============================================================================================
                                        1st Quarter 1999    2nd Quarter 1999    3rd Quarter 1999    4th Quarter 1999     Total 1999

                                        ============================================================================================

Cash flows from
operating activities

Net income                                 $111                     $481              $550                $261              $1,403
Adjustments:
    Depreciation                            120                      137               141                 143                 541
    (Increase) decrease in trade A/R        (68)                    (321)               71                 781                 463
    (Increase) decrease in other A/R          0                        0                 0                   0                   0
    (Increase) decrease in inv              154                      515              (206)               (963)               (499)
    (Increase) dec in other curr assets    (115)                       8                12                   5                 (90)
    (Increase) decrease other assets          0                        0                 0                   0                   0
    Increase (decrease) in A/P               75                       45               (18)                (88)                 13
    Increase (decrease) in raw mat pay     (641)                       0               233                   0                (408)
    Increase (decrease) in accr. exp.       (62)                      90               (21)                 13                  20
    Increase (decrease) in other liab.        0                        0                 0                   0                   0

                                        ============================================================================================
Net cash provided by (used in)
    operating activities                   (426)                     955               762                 152               1,443


Cash flows from investing activities:

Acquisition of PP&E                        (516)                    (170)             (142)                (43)               (871)
                                        ============================================================================================
Net cash provided by (used in)
    investing activities                   (516)                    (170)             (142)                (43)               (871)


Cash flows from financing activities:


Net (payments) proceeds of Note               0                        0                 0                   0                   0
Net (payments) proceeds of LTD                0                        0                 0                   0                   0
Changes in treasury stock                     0                        0                 0                   0                   0
Changes in common stock                       0                        0                 0                   0                   0
Changes in paid-in capital                    0                        0                 0                   0                   0

                                        ============================================================================================
Net cash provided by (used in)
    financing activities
                                              0                        0                 0                   0                   0

                                        ============================================================================================
Net increase (decrease) in cash            (942)                     785               620                 109                 572
Cash and cash equiv.-beg of period        1,537                      595             1,379               2,000               1,537

                                        ============================================================================================
Cash at end of period                      $595                   $1,379            $2,000              $2,109              $2,109
                                        ============================================================================================



                         1999 Capital Expenditure Budget

Manufacturing
  Jan-99              Railroad Tie Replacement          $    12,000
  Jan-99              Crusher Water Recycle System           32,000
  Feb-99              Blast & Paint Crossover                 4,500
  Feb-99              Crusher Feed Hopper Drive               5,200
  Feb-99              Dust Collector - Product Hopper         8,000
  Mar-99              Silo Measuring System                  12,000
  Apr-99              Bulk Bag Filing Machines               18,000
  Apr-99              ATH Project                           306,100
  May-99              Air Dryer System                       12,000
  Jun-99              Air Compressor                         28,000
  Jun-99              Combustion Analyzer                     2,800
  Jul-99              Loading Ramps                           3,500
  Jul-99              Shop Press                              1,800
  Jul-99              Bartex Dust Collectors                  5,400
  Jul-99              InLine Magnets                         12,000
  Aug-99              Blast & Paint Bartex Equipmetn         44,000
  Sep-99              Blast & Paint SR Silo                   4,500
  Sep-99              Cycletherm Water Pump                   3,700
  Oct-99              A/C for Breakroom                       5,000
  Oct-99              CB 500 Water Pump                       4,200
  Nov-99              Screw Conveyor Auger                    4,400    $ 529,100


Plant Administration
  Jan-99              Barcoding Equipment & Software    $    20,000
  Mar-99              Roadway Improvements                   64,000
  Apr-99              Site Improvements                      42,000
  May-99              Fence Front Area                        4,200
  Aug-99              Road to Barge Dock                      6,500
  Aug-99              Year 2000 Phone Upgrade                 1,000
  Nov-99              Replace Office Exterior                14,500
  Dec-99              Truck - Pickup                         15,000      167,200

Technical
  Mar-99              Brookfield Viscometer             $     4,000
  Mar-99              Ball Mill & Pebbles                       400
  Apr-99              Carver Press Air/Hydraulic System       2,000
  May-99              Thin Film Testing Equipment            45,000
  Jun-99              Micro-Gloss Meter                       2,000
  Jun-99              Colorimeter                             7,500
  Jul-99              Hunter Lab Match System                 5,000
  Aug-99              Disperator Rheostat Tachometer          6,000
  Sep-99              Misc. Plastic Testing Instruments      20,000       91,900

Administrative

  Varies              PC hardware                       $    16,000
  Varies              Server hardware & software              4,500
  Varies              Printers/office Equipment               2,980
  Varies              PC Software                            11,420
  Jan-99              Accounting software                     6,000
  May-99              Document Management Software            5,000
  Jul-99              Access Visual Basic Projects           20,000       65,900

Sales

  Jan-99              PCs/Notebooks for Salespersons    $    12,000
  Jul-99              Laptop for Sales Presentations          5,000       17,000
                                                                     ___________
                                                                       $ 871,100
                                                                     ===========



